UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Paula Financial
________________________________________
(Name of Issuer)

Common Stock
________________________________________
(Title of Class of Securities)

703588103
_________________________
(CUSIP Number)

December 31, 2000
________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[X] Rule 13d-1(b)

	[ ] Rule 13d-1(c)

	[ ] Rule 13d-1(d)

* The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	MetLife, Inc.
	(I.R.S. NO. 13-4075851)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC



1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Metropolitan Life Insurance Company
	(I.R.S. NO. 13-5581829)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A New York corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES		6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	IC



1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	GenAmerica Financial Corporation*
	(I.R.S. NO. 43-1779470)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Missouri corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

11. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC, CO





* This entity is part of a corporate structure that is ultimately owned by MetLife, Inc. See Item 2(a) for a detailed description. The number of shares being reported is the total number of shares ultimately owned by MetLife, Inc


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	General America Life Insurance Company*
	(I.R.S. NO. 43-0285930)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Missouri corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC, IC, CO





* This entity is part of a corporate structure that is ultimately owned by MetLife, Inc. See Item 2(a) for a detailed description. The number of shares being reported is the total number of shares ultimately owned by MetLife, Inc


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	GenAm Holding Company*
	(I.R.S. NO. 43-1872679)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

13. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC, CO





* This entity is part of a corporate structure that is ultimately owned by MetLife, Inc. See Item 2(a) for a detailed description. The number of shares being reported is the total number of shares ultimately owned by MetLife, Inc


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Metropolitan Tower Corp.*
	(I.R.S. NO. 22-2094447)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

14. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC





* This entity is part of a corporate structure that is ultimately owned by MetLife, Inc. See Item 2(a) for a detailed description. The number of shares being reported is the total number of shares ultimately owned by MetLife, Inc


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	MetLife CC Holding Company*
	(I.R.S. NO. 13-4106332)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

15. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC





* This entity is part of a corporate structure that is ultimately owned by MetLife, Inc. See Item 2(a) for a detailed description. The number of shares being reported is the total number of shares ultimately owned by MetLife, Inc


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Conning Corporation
	(I.R.S. NO. 43-1719355)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Missouri corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

16. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC, CO


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Conning, Inc.
	(I.R.S. NO. 06-1174587)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

17. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC, CO


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Conning & Company
	(I.R.S. NO. 06-1174588)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Connecticut corporation

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

18. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	HC, CO, IA


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Conning Investment Partners Limited Partnership III, L. P. (I.R.S. NO. 06-1386819)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware limited partnership

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			413,716
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						413,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				413,716

19. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		7.7%

12.	TYPE OF REPORTING PERSON
	PN


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Conning Insurance Capital Limited Partnership III, L. P.
	(I.R.S. NO. 06-1386843)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware limited partnership

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			339,826
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						339,826
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				339,826

20. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		6.3%

12.	TYPE OF REPORTING PERSON
	PN


1.	NAMES OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

	Conning Insurance Capital International Partners III, L. P. (I.R.S. NO. 06-0138117)

2.	Check the Appropriate Box if a Member of a Group
(a)  [   ]  Not applicable
(b)  [   ]  Not applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
	A Delaware limited partnership

				5.	SOLE VOTING POWER
						-0-
	NUMBER OF
	SHARES			6.	SHARED VOTING POWER
	BENEFICIALLY			73,890
	OWNED BY EACH
	REPORTING		7.	SOLE DISPOSITIVE POWER
	PERSON WITH			-0-

				8.	SHARED DISPOSITIVE POWER
						73,890
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
				73,890

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		1.4%

12.	TYPE OF REPORTING PERSON
	PN


Item 1
(a).  Name of Issuer
	Paula Financial

(b).  Address of Issuer's Principal Executive Offices:
	300 North Lake Avenue
	Pasadena, CA 91101

Item 2
(a).  Name of Person(s) Filing
	MetLife, Inc. ("MetLife")
	By: Gwenn L. Carr, Vice-President and Secretary

	Metropolitan Life Insurance Company ("MLIC")
	By: Joseph P. Cresta, Vice-President

	GenAmerica Financial Corporation ("GenAm")
	By: Matthew P. McCauley, Vice-President

	General America Life Insurance Company ("GALIC")
	By: Matthew P. McCauley, Vice-President

	GenAm Holding Company ("GHC")
	By: Matthew P. McCauley, Vice-President

	Metropolitan Tower Corp. ("MetTower")
	By: Lynn D. Dumais, Controller

	MetLife CC Holding Company ("Met CC")
	By: Hugh G. Mc Crory Jr., Vice-President and Secretary

	Conning Corporation ("Conning Corp.")
	By: Paul W. Kopsky, Senior Vice-President

	Conning, Inc.
	By: Paul W. Kopsky, Senior Vice-President

	Conning & Company ("Conning")
	By: Paul W. Kopsky, Senior Vice-President

	Conning Investment Partners Limited Partnership III, L. P.
	("Conning Investment")
	By: Preston B. Kavanagh, Senior Vice-President

	Conning Insurance Capital Limited Partnership III, L. P.
	("CICLP III")
	By: Preston B. Kavanagh, Senior Vice-President


	Conning Insurance Capital International Partners III, L. P.
	("CICIPLP III")
	By: Preston B. Kavanagh, Senior Vice-President

This statement is being filed jointly by the above-listed parties due to the following corporate structure: MetLife owns all of the outstanding capital stock of MLIC, which owns all of the outstanding capital stock of GenAm, which owns all of the outstanding capital stock of GALIC, which owns all of the outstanding capital stock of GHC, which owns 60.4% of the outstanding voting capital stock of Conning Corp., which owns all of the outstanding capital stock of Conning, Inc., which owns all of the outstanding capital stock of Conning, which has voting and dispositive control of Conning Investment as its managing member, which has voting and dispositive control of CICLP III and CICIPLP III as the general partner of CICLP III and CICIPLP III. The remaining 39.6% of the outstanding voting capital stock of Conning Corp. is owned by Met CC, which is a wholly-owned subsidiary of MetTower, which is a wholly-owned subsidiary of MLIC.

(b).  Address of Principal Business Office
	For: MetLife, MLIC, MetTower, and Met CC
	One Madison Avenue
	New York, New York 10010-3690

	For: GenAm, GALIC, and GHC
	700 Market Street
	St. Louis, Missouri 63101

	For: Conning Corp., Conning Inc., Conning, Conning
	Investment, CICLP III, and CICIPLP III
	City Place II, 185 Asylum Street
	Hartford, Connecticut 06103-4105

(c).  Citizenship
	MetLife, GHC, MetTower, Met CC and Conning, Inc. are
	Delaware corporations.

	MLIC is a New York corporation.

	GenAm, GALIC, and Conning Corp. are Missouri corporations.

	Conning is a Connecticut corporation.

	Conning Investment, CICLP III and CICIPLP III are Delaware limited partnerships.


(d).  Title of Class of Securities
	Common Stock

(e).  CUSIP Number
	703588103

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     (a) [ ]   Broker or dealer registered under section 15 of
               the Act (15 U.S.C.78o);
     (b) [ ]   Bank as defined in section 3(a)(6) of the Act (15
               U.S.C. 78c);
     (c) [X]   Insurance company as defined in section 3(a)(19)
               of the Act (15 U.S.C. 78c);*
     (d) [ ]   Investment company registered under section 8 of
          the Investment Company Act of 1940 (15 U.S.C.
          80a-8);
     (e) [ ]   An investment adviser in accordance with section
          240.13d-1(b)(1)(ii)(E);
     (f) [ ]   An employee benefit plan or endowment fund in
          Accordance with section 240.13d-1(b)(1)(ii)(F);
     (g) [X]   A parent holding company or control person in
          accordance with section 240.13d-1(b)(1)(ii)(G);*
     (h) [ ]   A savings association as defined in section 3(b)
               of the Federal Deposit Insurance Act (12 U.S.C.
               1813);
     (I) [ ]   A church plan that is excluded from the definition
          of an investment company under section 3(c)(14)
          of the Investment Company Act of 1940 (15 U.S.C.
          80a-3); or
     (j) [ ]   Group, in accordance with section 240.13d-1(b)(1)
          (ii)(J).

* See Item 7


Item	 4.	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.**


(a) Amount Beneficially Owned:
MetLife						413,716
MLIC						413,716
GenAm						413,716
GALIC						413,716
GHC						413,716
MetTower					413,716
Met CC						413,716
Conning Corp.					413,716
Conning, Inc.					413,716
Conning						413,716
Conning Investment				413,716
CICLP III					339,826
CICIPLP III					73,890

(b) Percent of Class:
MetLife						7.7%
MLIC						7.7%
GenAm						7.7%
GALIC						7.7%
GHC						7.7%
MetTower					7.7%
Met CC						7.7%
Conning Corp.					7.7%
Conning, Inc.					7.7%
Conning						7.7%
Conning Investment				7.7%
CICLP III					6.3%
CICIPLP III					1.4%

	(c)	Number of shares as to which such person has

		(i)	sole power to vote or to direct the
			vote:
MetLife						-0-
MLIC						-0-
GenAm						-0-
GALIC						-0-
GHC						-0-
MetTower					-0-
Met CC						-0-
Conning Corp.					-0-
Conning, Inc.					-0-
Conning						-0-
Conning Investment				-0-
CICLP III					-0-
CICIPLP III					-0-


		(ii)	shared power to vote or to direct the
			vote:
MetLife						413,716
MLIC						413,716
GenAm						413,716
GALIC						413,716
GHC						413,716
MetTower					413,716
Met CC						413,716
Conning Corp.					413,716
Conning, Inc.					413,716
Conning						413,716
Conning Investment				413,716
CICLP III					339,826
CICIPLP III					73,890

		(iii)sole power to dispose or to direct the
			disposition of:
MetLife						-0-
MLIC						-0-
GenAm						-0-
GALIC						-0-
GHC						-0-
MetTower					-0-
Met CC						-0-
Conning Corp.					-0-
Conning, Inc.					-0-
Conning						-0-
Conning Investment				-0-
CICLP III					-0-
CICIPLP III					-0-

		(iv)	shared power to dispose or to direct
			the disposition of:
MetLife						413,716
MLIC						413,716
GenAm						413,716
GALIC						413,716
GHC						413,716
MetTower					413,716
Met CC						413,716
Conning Corp.					413,716
Conning, Inc.					413,716
Conning						413,716
Conning Investment				413,716
CICLP III					339,826
CICIPLP III					73,890


By virtue of the relationships described in Item 2(a), MetLife, MLIC, GenAm, GALIC, GHC, MetTower, Met CC, Conning Corp. and Conning, Inc. may be deemed to beneficially own all of the shares of Common Stock beneficially owned by Conning. By virtue of the relationships described in Item 2(a), Conning may be deemed to beneficially own all of the shares of Common Stock deemed beneficially owned by Conning Investment, CICLP III, and CICIPLP III. By virtue of the relationships described in Item 2(a), Conning Investment may be deemed to beneficially own all of the shares of Common Stock deemed beneficially held by CICLP III and CICIPLP III. The filing of this statement by MetLife, MLIC, GenAm, GALIC, GHC, MetTower, Met CC, Conning Corp., Conning, Inc., Conning or Conning Investment shall not be construed as an admission that any of MetLife, MLIC, GenAm, GALIC, GHC, MetTower, Met CC, Conning Corp., Conning, Inc., Conning or Conning Investment is, for the purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities covered by this statement.

** GenAm, GALIC, GHC, MetTower, and Met CC are part of a corporate structure that is ultimately owned by MetLife, Inc.
See Item 2(a) for a detailed description. The number of shares and percentage owned being reported for these entities is the total number of shares ultimately owned by MetLife, Inc.

Item 5.   Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6.	Ownership of More than Five Percent on Behalf of
          Another Person: (NOT APPLICABLE.)

Item 7.	Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company:

          See Exhibit A

Item 8.	Identification and Classification of Members of the
          Group: (NOT APPLICABLE.)

Item 9.	Notice of Dissolution of Group: (NOT APPLICABLE.)


Item 10.	Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:         February 14, 2001

MetLife, Inc.

By:           /S/Gwenn L. Carr
       Title: Vice-President and Secretary

Metropolitan Life Insurance Company

By:           /S/Joseph P. Cresta
       Title: Vice-President

GenAmerica Financial Corporation

By:           /S/Matthew P. McCauley
       Title: Vice-President

General America Life Insurance Company

By:           /S/Matthew P. McCauley
       Title: Vice-President

GenAm Holding Company

By:           /S/Matthew P. McCauley
       Title: Vice-President



Metropolitan Tower Corp.

By:           /S/ Lynn D. Dumais
       Title: Controller

MetLife CC Holding Company

By:           /S/Hugh G. Mc Crory Jr.
       Title: Vice-President and Secretary

Conning Corporation

By:           /S/Paul W. Kopsky
       Title: Senior Vice-President

Conning, Inc.

By:           /S/Paul W. Kopsky
       Title: Senior Vice-President


Conning & Company

By:           /S/Paul W. Kopsky
       Title: Senior Vice-President

Conning Investment Partners Limited Partnership III, L. P.

By:           /S/Preston B. Kavanagh
       Title: Senior Vice-President

Conning Insurance Capital Limited Partnership III, L. P.

By:           /S/Preston B. Kavanagh
       Title: Senior Vice-President

Conning Insurance Capital International Partners III, L. P.

By:           /S/Preston B. Kavanagh
       Title: Senior Vice-President


Exhibit Index
Exhibit A:	Identification and Classification of the Subsidiary
		which Acquired the Security Being Reported on by the
		Parent's Holding Company
Exhibit B:	Joint Filing Agreement under Rule 13d-1(k)(1)



Exhibit A:	Identification and Classification of the Subsidiary
		which Acquired the Security Being Reported on by the Parent's Holding Company

MetLife is a parent holding company that is filing this statement pursuant to Rule 13d-1(b)(1)(ii)(G). On April 7, 2000, MLIC, the relevant subsidiary, became a wholly-owned subsidiary of MetLife. MLIC is an insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

MetLife and MLIC acquired 413,716 shares of Common Stock upon the completion of a tender offer of Conning on April 19, 2000.

GenAm, GALIC, GHC, MetTower, Met CC, Conning Corp., Conning,
Inc., Conning and Conning Investment are each parent holding companies or control persons in the holding company structure described in Item 2(a) and Item 4 which identify the relationships among such parties and their respective subsidiaries or controlled persons.




Exhibit B:	Joint Filing Agreement under Rule 13d-1(k)(1)


In accordance with Rule 13d-1(k)(1) of Regulation 13D-G of the Securities Exchange Act of 1934, the persons or entities below agree to the joint filing on behalf of each of them of the Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock of Paula Financial, and agree that such statement is, and any amendments thereto filed by any of them will be, filed on behalf of each of them, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof the undersigned hereby execute this Agreement this 14th day of February, 2001.


							MetLife, Inc.

							By:    /S/Gwenn L. Carr
							Title: Vice-President and
								  Secretary


							Metropolitan Life Insurance
							Company

							By:    /S/Joseph P. Cresta
							Title: Vice-President


							GenAmerica Financial
							Corporation

							By:    /S/Matthew P. McCauley
							Title: Vice-President


							General America Life Insurance
							Company

							By:    /S/Matthew P. McCauley
							Title: Vice-President

							GenAm Holding Company

							By:    /S/Matthew P. McCauley
							Title: Vice-President

							Metropolitan Tower Corp.

							By:    /S/Lynn D. Dumais
							Title: Controller

							MetLife CC Holding Company

							By:    /S/Hugh G. Mc Crory Jr.
							Title: Vice-President and
							Secretary

							Conning Corporation

							By:    /S/Paul W. Kopsky
       							Title: Senior Vice-President

							Conning, Inc.

							By:    /S/Paul W. Kopsky
							Title: Senior Vice-President


							Conning & Company

							By:    /S/Paul W. Kopsky
       							Title: Senior Vice-President

							Conning Investment Partners
							Limited Partnership III, L. P.

							By:    /S/Preston B. Kavanagh
       							Title: Senior Vice-President

							Conning Insurance Capital
							Limited Partnership III, L. P.

							By:    /S/Preston B. Kavanagh
       							Title: Senior Vice-President

							Conning Insurance Capital
							International Partners III,
							L. P.

							By:    /S/Preston B. Kavanagh
	       						Title: Senior Vice-Presiden


SCHEDULE 13G		CUSIP No.  703588103
SCHEDULE 13G		CUSIP No.  703588103